UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2011 deltathree, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

224 West 35th Street, New York, N.Y.	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 16, 2011, Gregory Provenzano tendered his resignation as a director of deltathree, Inc. (the “Company”), effective as of the earlier of the meeting of the Board of Directors of the Company scheduled for March 2, 2011, or the election of a new director.

On February 23, 2011, the Board of Directors elected Colleen Jones as a director, effective immediately. Ms. Jones has not been appointed to any committees of the Company’s Board of Directors.

Ms. Jones has served as Global Vice President, General Counsel and Secretary of ACN, Inc. (“ACN”) since 2003, and as general counsel to D4 Holdings LLC (“D4 Holdings”), the owner of a majority of the outstanding shares of the Company’s common stock, since its formation in 2009.   Ms. Jones has practiced law for over 25 years, serving as chief legal officer in corporations and as a partner at large international law firms.  Her legal expertise includes general corporate and commercial domestic and international transactional work for both publicly- and privately-held companies, with her primary focus in the telecommunications and technology sectors.  Ms. Jones also serves as a director of WorldGate Communications, Inc. (“WorldGate”).  As a result of her relationship with ACN, D4 Holdings and WorldGate, Ms. Jones may be deemed to have a direct or indirect interest in the Company’s transactions with ACN, D4 Holdings, WorldGate and their respective affiliates, which are disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission.

Ms. Jones will receive $20,000 annual compensation for her service as a director.  Ms. Jones will be eligible to participate in all incentive compensation plans or arrangements available to the Company’s directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC. By: /s/ Peter Friedman Name: Peter Friedman Title: General Counsel and Secretary

Dated: February 23, 2011